Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Pre-Effective Amendment No.1 to the registration statement on Form N-1A (the “Registration Statement”) of our report dated June 4, 2007, relating to the financial statements of the portfolios comprising PowerShares Global Exchange-Traded Fund Trust, which appear in such Registration Statement. We hereby consent to the references to us under the headings “Fund Service Providers” and “Independent Registered Public Accounting Firm” in this Registration Statement.

PricewaterhouseCoopers LLP

New York, New York

June 4, 2007